Direct and Indirect Subsidiaries, and Operating Divisions,
of Myers Industries, Inc.
As of September 30, 2015

North and Central American Operations
Ameri-Kart Corp.	Kansas
Ameri-Kart (MI) Corp.	Michigan
Buckhorn Inc.	Ohio
- Buckhorn Services, Inc.	Ohio
Direct Source Supply, Inc.	Ohio
Erie Island, LLC	Ohio
Jamco Products, Inc.	Illinois
MYE Canada Operations Inc.	Canada
MYECAP Financial Corp.	Ohio
Myers do Brasil Embalagens Plasticas Ltda.	Brazil
Myers Holdings Brasil Ltda. (99%)	Brazil
Myers Tire Supply International, Inc.	Ohio
- Myers de El Salvador S.A. De C.V. (75%)	El Salvador
- Orientadores Comerciales S.A.	Guatemala
- Myers de Panama S.A.	Panama
- Myers TSCA, S.A.	Panama
Myers de El Salvador S.A. De C.V. (25%)	El Salvador
Myers Tire Supply Distribution, Inc.	Ohio
MyersTireSupply.com, Inc.	Ohio
Patch Rubber Company	North Carolina
Plasticos Novel do Nordeste S.A.	Brazil
Plasticos Novel do Parana S.A.
Scepter Canada, Inc.	Canada
Scepter US Holding Company	Ohio
- Scepter Manufacturing, LLC	Delaware
Texon Polymer Group, Inc.	Texas

Direct and Indirect Subsidiaries, and Operating Divisions,
of Myers Industries, Inc.
As of March 31, 2015

Reported Operating Division of Myers Industries, Inc. and Subsidiaries
Akro-Mils (of Myers Industries, Inc.)	Akron, Ohio
Myers Tire Supply (of Myers Industries, Inc.)	Akron, Ohio
Buckhorn Canada (of MYE Canada Operation Inc.)	Ontario, Canada
Myers Tire Supply Canada (of MYE Canada Operations Inc.)	Ontario, Canada